Exhibit 4.20

Xi’an International Trust Co., Ltd.	Trust Loan Contract

Contract Number: [Not disclosed in this translation]

Borrower: China North Asia Development Co, Ltd (the “Borrower”)

Address: [Not disclosed in this translation]

Legal representative: Cheng Chung Hing

Postal code: [Not disclosed in this translation]

Telephone No: [Not disclosed in this translation]

Fax No.: [Not disclosed in this translation]

Bank Name and bank account number: [Not disclosed in this translation]

Lender: Xi’an International Trust Co., Ltd. (the “Lender”)

Address: [Not disclosed in this translation]

Legal representative: [Not disclosed in this translation]

Postal code: [Not disclosed in this translation]

Telephone No: [Not disclosed in this translation]

Fax No.: [Not disclosed in this translation]

Bank Name and bank account number: [Blank]

Whereas:

1.	The Borrower applies for trust loan from the Lender. After review, the Lender agrees to grant the trust loan (the “Loan”) to the Borrower.

2.	The source of funds for the Loan under this Contract is from and managed by one of the Lender’s trusts (the “Trust”).

The Borrower and the Lender has entered into this Contract based on relevant laws, regulations and rules of the People’ s Republic of China, upon mutual agreement.

Section 1: Types of loan

The Lender agrees to, under this Contract, offer the Loan to the Borrower under type 1 of the following:

1. Short-term loan	2. Medium-term loan	3. Long-term loan

Section 2: Loan amount and term

The Loan amount under this Contract is RMB (in words) One hundred million
(in number) RMB100,000,000

The term of the Loan under this Contract shall not exceed 12 months, from August 30, 2011 to before August 30, 2012.

Should the Loan amount, commencement date and maturity date under this Contract be inconsistent with the drawdown voucher, the date recorded on the drawdown voucher shall prevail. The drawdown voucher form an inseparable part of this Contract and shall have the same legal status of this Contract.

Section 3: Purpose of use of the Loan

The Borrower shall use the Loan obtained under this Contract to repay outstanding loan from Tieling Commercial Bank that has fall due.

The Lender shall have to rights, but not obligations to monitor and verify the purpose of usage of the Loan obtained under this Contract.

Section 4: Loan interest rate and interest

1.	The Loan under this Contract shall bear an annual interest rate of 13%, with daily interest rate equals to annual interest rate divided by 360, calculated from the date of drawdown.

2.	During the tenure of this Contract, in the case where national benchmark lending interest rate is adjusted, the following method (1) to reset interest rate:

(1)	Interest rate under this Contract is not adjusted.

3.	During the tenure of this Contract, in the case where relevant rules and regulations, which do not include adjustment in interest rate and term of the Loan, are amended by the People’s Bank of China which are applicable to the Loan under this Contract, the Lender, without required to notify the Borrower, could execute this Contract according to the amended rules and regulations.

Xi’an International Trust Co., Ltd.	Trust Loan Contract

Section 5: Drawdown

1.	Pre-requisites for granting the Loan

Unless waived or forfeited by the Lender in full or in part, the Lender would only be obligated to grant the Loan to the Borrower when the following re-requisites are satisfied:

(1)	The Borrower has completed the relevant approval, registration, delivery and other mandatory procedures as agreed under this Contract;

(2)	The Borrower is in any event of default as stipulated under this Contract;

(3)	The Trust to be created for the Loan has been established and the trust money is fully paid up by trustee.

2.	When the trust money is fully paid up, the Loan is drawn down by the Borrower according to the following drawdown date, where the drawdown date must be a bank business day:

Order	Drawdown date	Drawdown amount
1	August 30, 2011	RMB100,000,000

3.	The Borrower shall drawdown the Loan on the date as agreed under this Contract, any changes in the drawdown date and/or drawdown amount shall be notified to the Lender in writing three (3) days prior to the drawdown date as agreed under this Contract. The Lender agrees to grant the Borrower a grace period of three (3) bank business days for the drawdown of the Loan. The Loan under this Contract will be cancelled automatically should the drawdown has not be made when the grace period is due, and the Borrower shall no longer be able to make any drawdown of the Loan.

4.	The Borrower shall submit to the Lender a irrevocable drawdown notice or a loan voucher or other drawdown notice three (3) bank business days prior to a proposed drawdown. The Lender shall make payment of the Loan to the Borrower after approval and such drawdown notice will be used as evidence of the drawdown.

Section 6: Method of repayment

1.	Principle of repayment

Any repayment of the Loan under this Contract shall be repaid in the order of interest then principal.

2.	The Borrower shall pay interest according to the following plan:

The Borrower shall pre-pay interest of RMB One million and fifty thousand (RMb1,500,000) to the Lender at the time of the drawdown of the Loan into a bank account designated by the Lender. The Borrower shall pay the Lender another RMB One million and fifty thousand into a bank account designated bank account within fifteen (15) business days six (6) months after the drawdown. The remaining interest shall be repaid together with principal of the Loan at maturity.

3.	The Borrower shall repay the Loan principal according to the following plan:

Order	Drawdown date	Drawdown amount
1	August 29, 2012	RMB100,000,000

4.	The Loan principal and interest to be repaid by the Borrower shall be deposited to a bank account designated by the Lender:

Bank account name: Xi’an International Trust Co., Ltd.

Bank account number: [Not disclosed in this translation]

Bank name: Shanghai Pudong Development Bank Shenzhen Longgang branch

5.	Should the Borrower wishes to early repay the loan six (6) months after drawdown of the Loan, the Borrow shall notify the Lender in writing twenty (20) days before the proposed early repayment date (which is irrevocable) and written consent must be obtained by the Lender. The Lender has the right to receive interest from the Borrower calculated based on the interest rate as agreed under this Contract and the actual number of days where the Loan principal remained outstanding. The basis for interest calculation shall be actual number of day the Loan remained outstanding divided by 360 days.

Xi’an International Trust Co., Ltd.	Trust Loan Contract

Section7: Extension of the Loan

In case where the Borrower is unable to repay the Loan under this Contract according to timetable as agreed under this Contract and require to apply for an extension of the Loan, the Borrower shall submit its written application to the Lender thirty (30) bank business days prior to the maturity date of the Loan. Should the Lender agree for the extension of the Loan after review, a contract for the extension of the Loan shall be signed by the Borrower and the Lender. Should the Lender disagree for the extension of the Loan, this Contract shall remain valid.

Section 8: Security of the Loan

There is no security for the Loan under this Contract, the Loan is unsecured loan.

Section 9: Representations and Undertakings by the Borrower

1.	The Borrower is hereby represents and undertakes the following:

i)	the Borrower is a legal entity registered and existed in compliance with the laws and regulations of the People’s Republic of China, and the Borrower possess the rights and authority to execute this Contract in its own name;

ii)	the Borrower has entered into and executed this Contract voluntarily and the terms contained in this Contract represented the true intent of the Borrower, and has completed all necessary legitimate authorizations. The aforesaid authorizations and authorized signatory and execution of the this Contract has not be in breach of the Borrower’s articles of association, or laws, regulations, judicial decisions or contract with third parties to which the Borrower is subjected to. The Borrower has completed all legitimate procedures, which has legal effect, necessary for the signing and execution of this Contract;

iii)	all documents, information, reports and vouchers provided by the Borrower are accurate, true, complete and valid;

iv)	the Borrower has not conceal any matters occurred or about to occur from the Lender which may result in the Lender disagree to grant the Loan under this Contract to the Borrower, including but not limited to:

a)	Disputes from litigations, arbitrations, etc;

b)	guarantees provided and liabilities assumed by the Borrower;

c)	other matters which may affect the Borrower’s financial position and its ability of repaying debts.

v)	the Loan obtained will be used for purpose as agreed under this Contract, not for other purpose. The Borrower guarantees not to use the Loan for equity investment, trading of marketable securities, futures and realty, lending between entities and other activities that are prohibited by the People’s Republic of China. The Borrower will not diverted and misappropriate the Loan. The Lender shall not be liable in anyway whatsoever for Borrower’s usage of the Loan.

2.	the representations and undertakings made by the Borrower is effective in continuity and is deemed to have been repeated by the Borrower when this Contract is amended, supplemented or altered.

3.	the Borrower acknowledges that this Contract is signed and executed by the Lender based its reliance on the above representations and undertakings.

Section 10: The Borrower’s rights and obligations

1.	The Borrower has the rights to drawdown and use the Loan for term as agreed under this Contract.

2.	The Borrower shall repay the principal and interest of the Loan as agreed under this Contract.

3.	The Borrower shall periodically or from time to time, at the request of the Lender, to provide the Lender reports and other documents which truly reflect the Borrower’s operational and financial status.

4.	During the tenure of the Loan, major changes in operational decisions of the Borrower (which include and not limited to transfer of shares, reoganization, merger, sub-division, share capital reform, joint-venture, cooperation, association, contract of leasing, business scope and change of registered capital, etc) which may affect the Lender’s decision on its interest, shall notify the Lender in writing by the Borrower with at least thirty (30) days in advance and prior written consent must be obtained from Lender, and to implement repayment responsibility of the Loan or early repay the Loan or provide form of guarantee which is acceptable by the Lender.

5.	The Borrower shall actively accommodate the Lender’s investigation, understanding and monitoring on the Borrower’s operation status and the Loan usage status. The Borrower shall bear all costs and expenses incurred by the Lender as a result of any obstruction of the Lender’s investigation, understanding and monitoring.

Xi’an International Trust Co., Ltd.	Trust Loan Contract

6.	Without the Lender’s prior written consent, no actions shall be taken by the Borrower to transfer or effective transfer the Borrower’s responsibility on the Loan under this Contract.

7.	In case where the Borrower transfer or sub-lease all or part of the Borrower’s substantial portion of assets, business or business income, or setup of guarantee for indebtedness other than the Loan using all or part of the Borrower’s substantial portion of assets, business or business income, the Borrower shall notify the Lender in writing with no less than thirty (30) days prior to such transfer, sub-lease or setup of guarantee and prior written consent must be obtained from the Lender.

8.	In case where an event has occurred to the Borrower, its associates or controlling shareholders which may has a material adverse effect to the Borrower’s ability to fulfil this Contract, including but not limited to economic disputes, suspension of business, being declared bankrupt, dissolution, revocation of business licence or registration, deterioration of financial status, illegal activities by legal representative or actual controller, or in breach of other contracts, the Borrower shall notify the Lender in writing immediately.

9.	In case where the guarantor has encountered event of suspension of business, being declared bankruptcy, dismissal, revocation of business licence or registration or suffering loss from operation, and the guarantor has partially or completely lost its ability to fulfil its ability as guarantor for the Loan under this Contract, or in case where the value of collateral, pledges or pledge rights provided under this Contract has decreased, the Borrower shall provide new form of guarantee which is acceptable by the Lender.

10.	During the tenure of the Loan, in case where the Borrower has changed its address, name or legal representative, the Borrower shall notify the Lender in writing three (3) days prior and seven (7) days after to such change, and to submit to Lender business registration document reflecting such change. Otherwise, the Lender shall deliver relevant documents to original name, address and legal representative and deemed they have reached the Borrower.

Section 11: The Lender’s rights and obligations

1.	The Lender has the rights to inspect and understand the Borrower’s status of operation, financial activities and usage of the Loan, and has the right to demand relevant information to be provided by the Borrower.

2.	Where the Borrower has fulfilled the obligations and satisfied drawdown conditions as agreed under this Contract, the Lender shall grant the Loan to the Borrower according to the terms agreed.

3.	The Lender shall keep information, documents and data that are provided by the Borrower confidential except in case where required by laws and regulations.

Section12: Responsibility of default

1.	Upon the effectiveness of this Contract, the Borrower and the Lender shall fulfil their respectively obligations under this Contract, any party’s non-performance on all or part of its obligations under this Contract shall be liable for responsibility of default.

2.	In case where the Borrower did not drawdown the Loan on the date as agreed under this Contract, the Lender has the right to charge the Borrower a penalty calculated based on the number of days for which the drawdown is delayed and interest rate as agreed under this Contract.

3.	In case the Lender did not grant the Loan to the Borrower under this Contract, the Borrower has the rights to demand the Lender for penalty calculated based on the number of days for which the drawdown is delayed and interest rate as agreed under this Contract.

4.	In the event of any one of the following circumstances, the Lender has the rights to terminate any drawdown of unutilised portion of the Loan under this Contract and to demand the Borrower for an immediate repayment of the portion of the Loan that has been drawn down, interest payable and other fees and to demand for any damages that the Borrower has caused the Lender, and the date on which the Lender demand the Borrower for repayment shall be the early maturity date of the Loan under this Contract. The Lender has the right to deduct the amounts directly from the Borrower’s monitoring bank account designated by the Lender.

(i)	The Borrower fails to repay principal and interest of the Loan under this Contract on date as agreed under this Contract;

(ii)	the Borrower fails to fulfil any one of the requirements from Sections 10(3) to 10(9) as agreed under this Contract;

(iii)	certificates and documents, and presentations and undertakings under Section 9 of this Contract provided by the Borrower to the Lender for the purpose of the Loan are proved to be untrue, inaccurate, incomplete and misleading with wilful intent;

(iv)	the Borrower ceased to repay its debts, or unable or expressed to be unable to repay its debts that are fall due;

Xi’an International Trust Co., Ltd.	Trust Loan Contract

(v)	mergers, sub-division, suspension of business being declared bankrupt, dissolution, revocation of business licence or registration, deterioration of financial status, illegal activities by legal representative or actual controller, in breach of other contracts, etc, by the Borrower, its related parties or controlling shareholders;

(vi)	changes in the registration of the Borrower’s place of business, scope of business, legal representative, etc, or occurrence of material external investment which possesses major impact on or treat to the Lender’s claims to the Loan;

(vii)	event by the Borrower which has or may has endanger and jeopardize the Lender’s interest;

(viii)	the Borrower fails to truthfully provide information regarding the Borrower’s bank, bank account number, balance and details of transactions to the Lender;

(ix)	during the tenure of the Loan as agreed under this Contract, in breach of other loan contracts or contracts with similar nature by the Borrower and its associates, that are entered into with other financial institutions.

5.	In case where the Borrower did not use the Loan for purpose as agreed under this Contract, the Lender, in addition to its rights as stipulated in Section 12(4), has the rights to charge the Borrower a penalty interest which is calculated based on the portion of the Loan being misused and an interest rate that is 100% above the agreed interest rate, which is 24% per annum, over the period for which the portion of the Loan is being misused.

6.	In case where the Borrower fails to pay interest when fall due, the Lender, in addition to its rights as stipulated in Section 12(4), has the rights to charge the Borrower interest on overdue interest on compound basis. In respect of overdue principal of the Loan, the Lender has the rights to charge the Borrower a penalty interest, which is calculated based on the Loan and an interest rate that is 100% above the agreed interest rate, which is 24% per annum, over the period for which the Loan is remained overdue, and to charge any overdue interest and penalty interest at compound rate.

7.	Expenses, including but not limited to litigation expenses, travelling expenses and lawyer’s remuneration, incurred by the Lender in the course of realizing its claims to the Loan shall be borne by the Borrower.

Section 13: Continuity of obligations

All of the obligations by the Borrower shall have the continuity where it shall have the binding effect on the Borrower’s successor, agent, executor, buyer or the entity that the Borrower has become after merger, reorganization, change of name, etc.

Section 14: Notarization

Should a notarization is requested by any one of the party to this Contract, this Contract shall be notarized at authority that is designated by the Government of People’s Republic of China and the Borrower shall bear the costs incurred.

Section 15: Other agreed matters

The actual drawdown date and the amount of the Loan is based on the date and amount as stated in the loan voucher.

Section 16: Applicable laws

This Contract shall be construed under the jurisdiction of laws of the People’s Republic of China and its binding to both the Borrower and the Lender.

Section 17: Dispute resolution

Any disputes arising from this Contract shall be resolved through negotiation between the Borrower and the Lender, and in case where negotiation fails, the dispute shall resort to the local People’s Court at where the Lender is located.

Section 18: The Lender’s rights cumulative

The Lender’s rights under this Contract are cumulative, and will not affect or exclude the Lender’s rights to the Borrower under laws and other contracts. Unless expressed in writing by the Lender, the non-exercise, partial exercise or delay in exercise of any of the Lender’s rights, shall not be constitute a waiver in full or in part by the Lender, nor shall it affect, prevent or hinder the Lender’s continue exercise of these rights or any other rights.

Section 19: Validity, modification and rescission of contract

1.	This Contract become effective upon the signatory and company seal of representative and authorised agent of the Borrower and the Lender. In case of a secured loan, the contract shall become effective upon the execution of guarantee contract.

Xi’an International Trust Co., Ltd.	Trust Loan Contract

2.	Upon the effective of this Contract, unless otherwise agreed in this Contract, none of the parties to this Contract shall have the right to change or terminate this Contract unilaterally without permission. In case there is need for change or termination of this Contract, the Borrower and the Lender shall enter into a written agreement unanimously through negotiation.

Section 20: Others

1.	Loan application form and other material provided by the Borrower to the Lender shall form part of this Contract.

2.	The Borrower and the Lender may reach written agreement on matters not discussed in this Contract as attachment to this Contract. All attachments, amendment or supplements to this Contract agreement shall form an inseparable part of this Contract and shall bear the same legal effect.

3.	In case where certain sections or certain contents of a section under this Contract is or will become invalid, such invalidation of those sections or contents of that section shall not affect the effectiveness of other sections or other contents of that section in this Contract.

4.	Any notice, request or other communications given by the Lender to the Borrower, including but not limited teletext, telegraph, fax, etc, are deemed as received by the Borrower. Registered mails deemed as received by the Borrower on the third day of mailing.

5.	There are Four copies of this Contract, 2 copies for the Borrower, 2 copies for the Lender, all copies carry the same legal effect.

Section 21: Declaration clause

The Borrower has read all the terms and conditions contained in this Contract. At the request of the Borrower, the Lender has explained all the terms and conditions contained in this Contract. There Borrower understood the meaning of all the terms and conditions and is aware of the related legal consequences.

(This is the Trust Loan Contract signed between Tieling North Asia development Co., Ltd. and Xi’an International Trust Co., Ltd.)

Borrower (company seal)	Lender (company seal)
[sealed] China Northeast Logistics City Co, Ltd	[Sealed] Xi’an International Trust Co., Ltd.

Legal representative or authorized	Responsible person or authorized
person (signature or seal)	person (signature or seal)
Zheng Guina	[Not disclosed in this translation]